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                                                                    EXHIBIT 5.01

                          [LATHAM & WATKINS LETTERHEAD]

                               September 30, 1999

Entercom Communications Corp.

Entercom Communications Capital Trust Registration
401 City Avenue

Bala Cynwyd, Pennsylvania 19004

   Re: Entercom Communications Corp. and Entercom Communications Capital Trust

       Registration Statement on Form S-1; File No. 333-86843

Ladies and Gentlemen:


                  In connection with the Registration Statement on Form S-1 (File No. 333-86843) of Entercom Communications Capital Trust, a statutory business trust formed under Delaware law (the "Trust"), and Entercom Communications Corp., a Pennsylvania corporation (the "Company") filed by the Trust and the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on September 10, 1999, as amended by Amendment No. 1 filed with the Commission on September 14, 1999 and as amended by Amendment No. 2 filed with the Commission on September 30, 1999 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Registration Statement relates to the registration of (i) 3,450,000 __% Convertible Preferred Securities, Term Income Deferrable Equity Securities of the Trust (TIDES) (including 450,000 TIDES to cover over-allotments of TIDES),
(ii) $172,500,000 in aggregate principal amount of the __% Convertible Subordinated Debentures due 2014 of the Company (the "Convertible Subordinated Debentures"), (iii) the shares of Class A common stock, par value $.01 per share, of the Company (the "Class A Common Stock") issuable upon the conversion of the TIDES and the Convertible Subordinated Debentures and (iv) the Preferred Securities Guarantee of the Company (the "Guarantee").


                  The TIDES will be issued pursuant to the Amended and Restated Declaration of Trust of Entercom Communications Capital Trust (the "Trust Agreement") among the Company, as sponsor, Wilmington Trust Company, as property trustee and Delaware trustee and Joseph M. Field, David J. Field and John C. Donlevie, as administrative trustees. The proceeds from the sale by the Trust of the TIDES will be invested in the Convertible Subordinated Debentures, which will be issued pursuant to an Indenture among the Company, as issuer, and Wilmington Trust Company, as indenture trustee (the "Indenture Trustee").
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Entercom Communications Corp.
September 30, 1999



                  In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Convertible Subordinated Debentures and the Guarantee, respectively and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. With your consent we have assumed that each of the Convertible Subordinated Debentures, the Indenture and the Guarantee has been authorized by all necessary corporate action of the of the Company.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

                  Subject to the foregoing, it is our opinion that:

                  (i) upon due execution, authentication and delivery of the Convertible Subordinated Debentures and the Indenture by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture, each of the Convertible Subordinated Debentures and the Indenture will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms; and

                  (ii) upon due execution, authentication and delivery of the Guarantee by or on behalf of the Company, the Guarantee will be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  The opinions rendered above relating to the enforceability of the Convertible Subordinated Debentures and the Guarantee are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought and (iii) we express no opinion with respect to whether acceleration of the Convertible Subordinated Debentures may affect the collectibility of that portion of the principal amount thereof which might be determined to constitute unearned interest thereon.
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Entercom Communications Corp.
September 30, 1999



                  To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Indenture Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Indenture Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Indenture Trustee and constitutes the legally valid, binding and enforceable obligation of the Indenture Trustee enforceable against the Indenture Trustee in accordance with its terms; that the Indenture Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Indenture Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our name contained under the heading "Legal Matters."

                                Very truly yours,

                                Latham & Watkins